Exhibit 99.2

LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer To Exchange Warrants to Purchase Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
for
Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (END OF DAY), EASTERN STANDARD TIME, ON NOVEMBER 16, 2020, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND THE OFFER (THE “EXPIRATION DATE”). PUBLIC WARRANTS (AS DEFINED BELOW) AND THE PRIVATE PLACEMENT WARRANTS (AS DEFINED BELOW) (COLLECTIVELY, THE “WARRANTS”) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE. CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

October 19, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed are the Prospectus/Offer to Exchange dated October 19, 2020 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), to receive 0.185 shares of Class A common stock in exchange for each warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until Midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.”

The Offer is being made to all holders of the Company’s warrants, which includes: (i) the warrants sold as part of the units in the Company’s initial public offering of the Company’s securities on November 20, 2018 (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “public warrants”) and (ii) the warrants initially issued to Boxwood Sponsor LLC (our “Sponsor”) in a private placement in connection with the closing of the IPO that have been have not become public warrants under the Warrant Agreement, dated as of November 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) as a result of being transferred to any person other than permitted transferees (the “private placement warrants” and together with the public warrants, the “warrants”). Each warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. The Class A common stock and the public warrants are listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “ATCX” and “ATCXW,” respectively. As of August 13, 2020, 23,750,000 warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 4,393,750 shares of Class A common stock in exchange for the warrants.

Each holder whose warrants are exchanged pursuant to the Offer will receive 0.185 shares of Class A common stock for each warrant tendered by such holder and exchanged. Any warrant holder that participates in the Offer may tender less than all of its warrants for exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A common stock on the Nasdaq on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the warrants to amend (the “Warrant Amendment”) the Warrant Agreement to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.1665 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment will require the consent of holders of a majority of the outstanding warrants. An affiliate of Bluecrest Capital Management and our Sponsor which represent approximately 37.3% and 15.8% of all outstanding warrants, respectively, agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a separate tender and support agreement (the “Tender and Support Agreement”). Accordingly, since holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Holders of warrants may not consent to the Warrant Amendment without tendering warrants in the Offer and holders may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the warrants, and therefore by tendering warrants for exchange holders will be delivering to us consent. Holders may revoke consent at any time prior to the Expiration Date by withdrawing the warrants holders have tendered in the Offer.

If a majority of the holders of all outstanding warrants do not provide consent to the Warrant Amendment, warrants not exchanged for shares of Class A common stock pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such warrants prior to their expiration. The Company reserves the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Enclosed with this letter are copies of the following documents:

1.	The Prospectus/Offer to Exchange;

2.	The Letter of Transmittal and Consent, for your use in accepting the Offer, providing your consent to the Warrant Amendment and tendering warrants for exchange and for the information of your clients for whose accounts you hold warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal and Consent may be used to tender warrants and provide consent;

3.	A form of letter which may be sent by you to your clients for whose accounts you hold warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and

4.	A return envelope addressed to Continental Stock Transfer & Trust Company (the “Exchange Agent”).

Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at Midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which the Company may extend the Offer.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent, dealer manager and certain other persons, as described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Fees and Expenses”) for soliciting tenders of warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold warrants.

Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

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The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (866) 342-1635

Email: atcxw@dfking.com

Very truly yours,

Atlas Technical Consultants, Inc.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the dealer manager, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer and Consent Solicitation other than the enclosed documents and the statements contained therein.

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